UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 8, 2026

AZIO AI HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-38078	46-0774222
(Commission File Number)	(IRS Employer Identification No.)
7510 Ardmore Street
Houston, TX	77054
(Address of Principal Executive Offices)	(Zip Code)
(870) 970-3355

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre -commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre -commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value	AZIO	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of September 8, 2026, the Board of Directors (the “Board”) of Azio AI Holdings, Inc., a Delaware corporation (the “Company”), appointed Larry G. Paige II as a Class III director to the Board, with a term expiring at the Company’s annual meeting of stockholders in 2026, subject to his earlier death, resignation, removal or disqualification. Mr. Paige’s appointment filled an existing vacancy in the Class III directors. The Board also appointed Mr. Paige as a member of each of the Audit Committee and the Compensation Committee, and as chair of the Nominating and Corporate Governance Committee. The Board has determined that Mr. Paige qualifies as an “independent director” under the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing rules of The Nasdaq Stock Market LLC.

Larry G. Paige II has served, since December 2023, in advisory capacities as Chief Strategic Officer of Chippewa Sustainable Solutions, Inc. and Executive Director of Energy Resilience Partners, LLC, supporting strategy, federal business development, program governance, energy resilience and microgrids. Since February 2026, he has provided advisory leadership to the SAFuelsX project supporting the Little Shell Tribe of Chippewa Indians of Montana and AIC Energy Corp. From 2012 to 2022, Mr. Paige was Managing Director and Chief Executive Officer of United Global Group, Inc., leading governance, ethics, human resources, financial oversight, business development and operating systems during a period in which the company received approximately $50 million in federal awards. Mr. Paige began his career in the United States Marine Corps, serving until May 2007. After serving in the private sector in multiple program management roles, Mr. Paige continued military service in the United States Navy from February 2009 to November 2010, as Branch Head, Navy Training Requirements. His military and federal service included logistics, acquisition, budgeting, asset accountability, audit readiness and cybersecurity-sensitive systems. He also established and improved Navy-wide training-requirements determination processes, increasing rigor and traceability in support of OPNAV N1’s five-year $6.2 billion training-program requirements and budget. Mr. Paige holds a B.A. in Management and Business Administration from the University of Oklahoma, an M.S. in Material Logistics & Operations Research Analysis from the Naval Postgraduate School, M.S. in Project Management from Boston University and advance doctoral (ABD) studies in organizational management with emphases on IT Management from Capella University. With more than three decades of experience spanning military logistics, federal contracting, infrastructure, technology, energy resilience and complex program execution, the Board believes that Mr. Paige provides necessary perspectives in financial and operational oversight, AI and data systems, cybersecurity, energy and critical infrastructure, federal and tribal stakeholder engagement, and executive leadership.

Mr. Paige will receive compensation as a non-employee director in accordance with the Company’s non-employee director compensation policy described in the Company’s definitive proxy statement filed with the SEC on November 17, 2025. Mr. Paige will receive a prorated portion of the annual cash retainer for his service during the remainder of 2026.

There are no arrangements or understandings between Mr. Paige, on the one hand, and any other persons, on the other hand, pursuant to which Mr. Paige was selected as a director of the Company. Mr. Paige has no family relationships with any of the Company’s directors or executive officers. Mr. Paige has not been a party to any transactions that would be required to be reported under Item 404(a) of Regulation S-K in this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZIO AI HOLDINGS, INC.

Date: September 14, 2026	By:	/s/ Jason Maddox
Jason Maddox
Chief Financial Officer